UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 17, 2007

JONES APPAREL GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-10746 (Commission File Number)	06-0935166 (IRS Employer Identification No.)
1411 Broadway New York, New York 10018 (Address of principal executive offices)
(212) 642-3860 (Registrant's telephone number, including area code)
Not Applicable Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2007, Jones Apparel Group, Inc. (the "Company") and Wesley R. Card entered into an amendment of Mr. Card's employment agreement in connection with his previously-announced appointment as Chief Financial Officer.

The amendment specifies that Mr. Card will serve as Chief Operating and Financial Officer of the Company and provides that if (1) Mr. Card remains employed by the Company through December 31, 2009, (2) prior to December 31, 2009, Mr. Card's employment terminates due to death or "Disability" or is terminated by the Company without "Cause" or by Mr. Card for "Good Reason," or (3) on or after January 1, 2008, Mr. Card provides to the Board of Directors of the Company at least six months' written notice of his retirement from the Company and the Board of Directors consents to such retirement, which consent shall not be unreasonably withheld or delayed, then the Company will (i) pay him (or his estate, as applicable) an annual retirement benefit of $500,000, payable in monthly installments for five years following his termination of employment and (ii) provide continued medical and dental coverage for Mr. Card and his spouse for their respective lives, subject to limitations on the Company's maximum annual cost for such insurance benefits. The annual retirement benefit and continued insurance coverage are in addition to any other payments and benefits to which Mr. Card may be entitled under other provisions of the employment agreement.

The foregoing summary of the amendment does not purport to be complete and is qualified in its entirety by reference to the amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amendment No. 3 dated April 17, 2007 to Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Wesley R. Card.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES APPAREL GROUP, INC. (Registrant) By: /s/ Ira M. Dansky Ira M. Dansky Executive Vice President, General Counsel and Secretary

 Date: April 18, 2007

Exhibit Index

Exhibit No.	Description
10.1	Amendment No. 3 dated April 17, 2007 to Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Wesley R. Card.

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